***FOR IMMEDIATE RELEASE***


FOR:  ZIONS BANCORPORATION
One South Main, Suite 1380                                Contact: Dale Gibbons
Salt Lake City, Utah                                      Tel: (801) 524-4787
Harris H. Simmons                                         March 22, 2000
President/Chief Executive Officer


           ZIONS BANCORPORATION EXPLAINS ITS VOTE ON MATTERS PRESENTED
                     AT FIRST SECURITY STOCKHOLDERS' MEETING

SALT LAKE CITY; March 22, 2000 - Zions Bancorporation (Nasdaq: ZION) announced that at today's First Security Corporation (Nasdaq: FSCO) stockholders' meeting, Zions issued a statement in order to clarify its vote and the reasons for its vote on certain matters presented at the meeting. Zions had previously advised First Security that it believed that the disclosures to First Security stockholders furnished in advance of the meeting were neither timely nor substantively adequate.

When questions were first permitted by First Security after the conclusion of the vote, a Zions representative stated:

"Zions is concerned that the First Security vote today was confusing. Proxies were solicited by First Security for adoption of the plan of merger between First Security and Zions, but First Security disclosed that it did not count those votes for purposes of adoption of the plan of merger to which Zions and First Security have agreed. Instead, First Security counted votes for adoption of the plan of merger as votes for the issuance of additional shares in anticipation of a `reverse triangular merger,' which is a different transaction than the one to which Zions and First Security have agreed. Zions does not believe that this is proper or authorized.


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ZIONS BANCORPORATION
Press Release - Page 2
March 22, 2000


"Although First Security has not responded to Zions' written request for further information about the proposal that Zions agree to change the structure of the proposed merger, Zions is concerned that the effect of such a change would be perceived as an attempt to deprive a broad range of First Security's management of substantial financial benefits that they might otherwise have under the First Security Comprehensive Management Incentive Plan in the event the merger is not consummated. Zions does not believe that this change is in the interests of the combined new company. Among other things, Zions believes that a change which many members of management of First Security may perceive as being intended to deprive them of financial benefits would create significant morale problems and be counter-productive to effective integration and management of the combined institution."

Accordingly, Zions voted the shares of First Security that it owns against approval of the issuance of additional shares in contemplation of such a structural change. As a First Security stockholder, Zions voted its shares in favor of the second proposal considered at the meeting, approval of the restatement of First Security's certificate of incorporation, which is necessary to consummate a merger on the terms set forth in the agreement and plan of merger as agreed to by the parties.

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